UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2009

MABCURE INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-141131
(Commission File Number)

20-4907813
(IRS Employer Identification No.)

De Schiervellaan 3/B1
Hasselt, Belgium 3500
(Address of principal executive offices and Zip Code)

+32 (487) 425303
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On April 26, 2009, the Board of Directors of the Registrant approved the appointment of Dr. David S. Frank to its Board of Directors.

     Dr. Frank, age 64, is the Managing Director of MEDx Associates, a consulting company in the field of diagnostics. He also serves as the Chairman of the Board of Nehora Photonics Ltd., a medical device company located in Israel. From 2007-2008, Dr. Frank served as a faculty member at the LAHAV-Tel Aviv University Graduate School of Business, where he taught “Health Care Technology” courses for bioscience entrepreneurs. From 1995-2007, Dr Frank was the executive director of business development at Ortho-Clinical Diagnostics, a Johnson & Johnson company. From 1982-1994, Dr Frank was the director of marketing and planning management at Kodak Clinical Diagnostics (Eastman Kodak Company). In 1971, Dr. Frank received a Ph.D. in biochemistry from Cornell University.

     In connection with Dr. Frank’s appointment to the Board of Directors, the Registrant entered into an at-will director’s agreement with Dr. Frank, whereby:

  Dr. Frank will receive $4,000 annually for his services as Director.

  Dr. Frank will receive an additional annual payment of $8,000 if he serves as a member of a committee of the Board.

  The Registrant undertook to grant Dr. Frank stock options to purchase 120,000 shares of the Registrant’s common stock at an exercise price of $1.00 per share. These options will vest on April 17, 2010, provided that Dr. Frank continues to be a Director of the Registrant through the first anniversary of his appointment.

There are no family relationships between any of our Directors or executive officers.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABCURE INC.
(Registrant)

By: /s/ Dr. Amnon Gonenne
Dr. Amnon Gonenne
President and Chief Executive Officer

Date: April 27, 2009